Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Eagle Bancorp, Inc. on Form S-3 of our report dated February 29, 2024, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Eagle Bancorp, Inc. for the year ended December 31, 2023, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Crowe LLP
Crowe LLP

Washington, D.C.
May 7, 2024